Exhibit 99.3

KML SHAREHOLDERS TO RECEIVE TRANS MOUNTAIN TRANSACTION PROCEEDS

KML Expected to Distribute $11.40 per Share as a Return of Capital

CALGARY, Alberta, (September 4, 2018) — The Kinder Morgan Canada Limited (TSX: KML) board today announced a series of decisions following the closing of the sale of the Trans Mountain Pipeline system and the Trans Mountain Expansion Project (TMEP) to the Government of Canada.  The KML board unanimously voted to distribute the net proceeds from the sale, after capital gains taxes, customary purchase price adjustments and repayment of KML debt, as a return of capital to shareholders. The return of capital to holders of KML’s restricted voting shares is expected to be approximately $1.2 billion or approximately $11.40 per restricted voting share. To facilitate the return of capital and provide flexibility for dividends going forward, KML will seek voting shareholder approval to reduce the stated capital of KML’s restricted voting shares by $1.45 billion.

The board also unanimously approved a proposal to effect a consolidation or “reverse stock split” of the restricted voting shares and special voting shares on a one-for-three basis (three shares consolidating to one share).  Subject to the reduction in stated capital and reverse split being approved by shareholders, the anticipated payment date for the proposed return of capital is expected to be January 3, 2019, with the reverse stock split to follow.  KML expects to pay an annual dividend of $0.65 per each post-reverse stock split share.  The proposals will be voted on at a special meeting of KML shareholders during the fourth quarter of 2018.  Details of the proposals will be provided in a proxy statement of KML to be mailed in the fourth quarter of 2018.  Kinder Morgan, Inc. (NYSE: KMI) has informed KML that it intends to vote its special voting shares in KML, which represent approximately 70 percent of the voting shares, in favor of the proposals.  Approval of the proposals requires 66.67 percent of the voting shares to vote for the proposals.  KMI will receive an equivalent return of capital in respect of its approximately 70 percent ownership interest at the same time and subject to the same adjustments applicable to KML’s restricted voting shares.

“The proposals we are putting forward today are designed to maximize the value shareholders will receive both as a result of this transaction and going forward,” said KML Board Chairman and CEO Steve Kean.  “Our remaining portfolio of assets represents a strong platform as a stand-alone company with little to no leverage.  That said, with respect to KML’s future we will be evaluating the full range of alternatives, and as always we will be focused on the path that provides the greatest value for shareholders.”

KML manages a portfolio of strategic infrastructure across Western Canada, including:

•                  An integrated network of crude tank storage and rail terminals in Alberta that is one of the largest in the region;

•                  The Vancouver Wharves Terminal, the largest mineral concentrate export/import facility on the west coast of North America; and,

•                  The Cochin Pipeline system transporting light condensate from the United States to Fort Saskatchewan, Alberta.

2018 Financial Update

KML expects to maintain a dividend of $0.1625 per restricted voting share in the third quarter of 2018 and expects the dividend to be paid prior to the one-for-three stock split. KML expects the one-for-three stock split to be effective prior to the declaration of the dividend for the fourth quarter of 2018 and expects to pay a dividend of $0.1625 per split-adjusted restricted voting share.  KML does not anticipate the proposed return of capital or reverse split to have any impact on the outstanding preferred shares of KML or dividends payable thereon.

“We will be doing a full, bottom-up budget process in preparation for our 2019 budget and will provide detailed guidance upon completion of that process,” said Dax Sanders, KML Chief Financial Officer.  “For the fourth quarter, representing the first full quarter without Trans Mountain earnings, we anticipate that the remaining assets in the Pipelines and Terminals segments will generate Adjusted EBITDA of just over $50 million.  We also expect to end the year with little or no debt on our balance sheet.”

Corporate News

The KML board has appointed John Schlosser as President of KML and Adam Forman as Vice President and Secretary of KML.  Their predecessors in those positions, Ian Anderson and Scott Stoness, have separated from KML to continue in their leadership roles at Trans Mountain under the new ownership structure.  Mr. Schlosser previously held the position of President, KML Terminals and continues to serve as President, Terminals for KMI.  Mr. Forman also holds the position of KMI Vice President, Deputy General Counsel and Secretary.

About Kinder Morgan Canada Limited

Kinder Morgan Canada Limited (KML) manages and is the holder of an approximately 30 percent minority interest in a portfolio of strategic energy infrastructure assets across Western Canada.  Kinder Morgan, Inc. (NYSE: KMI) holds an approximately 70 percent majority voting interest in KML and a corresponding 70 percent economic interest in KML’s business and assets.  KML focuses on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of Western Canada. We strive to promote shareholder value by increasing utilization of our existing assets while controlling costs and operating in a safe and environmentally responsible way.  For more information visit kindermorgancanadalimited.com

Non-GAAP Financial Measures

KML’s financial information has been prepared in accordance with United States generally accepted accounting principles (GAAP).  In addition to using measures prescribed by GAAP, this news release includes references to net income before interest expense, taxes, depreciation, depletion and amortization (DD&A) and adjusted for Certain Items (Adjusted EBITDA) a financial measure that does not have any standardized meaning as prescribed by GAAP (non-GAAP measures).  Adjusted EBITDA should not be considered an alternative to GAAP net cash provided by operating activities, net income or Segment EBDA, respectively, computed under GAAP or any other GAAP measures.  Non-GAAP measures have important limitations as analytical tools.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by others.  Accordingly, the use of the term may not be comparable to similarly defined measures presented by other entities.  Investors should not consider non-GAAP measures in isolation or as a substitute for an analysis of results reported under GAAP.  Management compensates for the limitations of non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items are items that are required by GAAP to be reflected in net income, but typically either (i) do not have a cash impact (for example, unrealized and realized foreign exchange gains and losses on the KMI loans and asset impairments), or (ii) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain gains or losses on asset sales, divestiture costs, legal settlements and casualty losses).

Adjusted EBITDA is used by the Company and external users of its financial statements, in conjunction with net debt, to evaluate certain leverage metrics.  Adjusted EBITDA is EBITDA adjusted for Certain Items, as applicable.  We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. The Company evaluates adjusted EBTIDA in total and does not allocate Adjusted EBITDA amongst equity interest holders as it views Adjusted EBITDA as a measure against our overall leverage.

Important Information Relating to Forward-Looking Statements

This news release includes “forward-looking information,” “financial outlook,” and “forward-looking statements” within the meaning of applicable securities laws (forward-looking statements).  Forward-looking statements in this news release include statements, express or implied, concerning, without limitation: the amount and distribution of the net proceeds from the sale of the Trans Mountain Pipeline System and TMEP, including the timing thereof; matters that are subject to approval by KML shareholders; KML’s anticipated leverage and Adjusted EBITDA; and the amount of anticipated dividends for the remainder of 2018 and thereafter, and the intended payment thereof.

Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions. Any financial outlook or other forward-looking statements provided in this news release have been included for the purpose of providing information relating to management’s current expectations and plans for the future, are based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events and future results of operations may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results, including the ability of KML to pay dividends, are beyond the ability of KML to control or predict.  Any decision to pay dividends on the restricted voting shares will be made by KML’s board of directors based on the relevant conditions existing at such future time, and there can be no guarantee that KML will maintain the current dividend policy described in this press release.  Dividend amounts on restricted voting shares may vary, and there can be no assurance as to the payment of dividends or their amount if paid.  Among other things, specific factors that could cause actual results to differ from those indicated in the forward-looking statements provided in this news release include, without limitation: changes in market conditions or the competitive landscape; changes in the demand for KML’s services; issues, delays or stoppages associated with major expansion projects; significant unanticipated cost increases or required capital expenditures; the breakdown or failure of equipment, pipelines and facilities, releases or spills, operational disruptions or service interruptions; the ability of KML’s counterparties to perform; the ability of KML to access sufficient external sources of financing, and the cost of such financing; and changes in the regulatory environment.

The foregoing list should not be construed to be exhaustive. In addition to the foregoing, important additional information respecting the material assumptions, expectations and risks applicable to forward-looking statements included in this news release are set out in KML’s Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors,” “Information Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere) and KML’s subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov, under KML’s profile on SEDAR at www.sedar.com and on KML’s website at ir.kindermorgancanadalimited.com.  Shareholders and prospective investors are urged to review and carefully consider such information prior to making any investment decision in respect of KML’s restricted voting shares.  The risk factors applicable to KML could cause actual results to vary materially from those contained in any forward-looking statements. KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statements included in this release.

Contacts

Melissa Ruiz Media Relations (866) 775-5789
media@kindermorgancanadalimited.com

Investor Relations
(800) 315-0578
kml_IR@kindermorgancanadalimited.com